US Ecology Announces Third Quarter 2016 Results

BOISE, ID -- (Marketwired - October 27, 2016) - Net Income of $10.1 Million

Adjusted EBITDA of $31.7 Million

Lowers 2016 Outlook on Project Deferrals and Continued Softness in Event Business

US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported total revenue of $124.8 million and net income of $10.1 million, or $0.46 per diluted share for the quarter-ended September 30, 2016.

"Continued sluggishness in the macro industrial environment resulted in our third quarter not materializing as expected," commented Jeff Feeler, Chairman and Chief Executive Officer. "Recurring Base Business delivered solid 4% growth for our Environmental Services segment during the quarter and was in-line with expectations. However, we continued to experience challenging market dynamics in our Event Business resulting from a combination of project delays and fewer remedial cleanup opportunities. Our Field and Industrial Services business unit saw solid growth on a year-over-year basis but also delivered lower than anticipated results on softer business activity levels."

Total revenue for the third quarter of 2016 of $124.8 million was down from $148.4 million in the same quarter last year. Revenue for the third quarter of 2015 included $20.1 million of revenue for Allstate Power Vac ("Allstate"), which was divested on November 1, 2015. Revenue for the Environmental Services ("ES")(1) segment was $87.8 million for the third quarter of 2016, down from $91.9 million in the third quarter of 2015. This decline consisted of a 4% decrease in treatment and disposal ("T&D") revenue and a 9% decrease in transportation revenue compared to the third quarter of 2015. Revenue for the Field and Industrial Services ("FIS")(2) segment was $37.0 million for the third quarter of 2016 compared to $56.5 million in the same period of 2015. After taking into account the divested Allstate business, which contributed $20.1 million of revenue in the third quarter of 2015, our remaining FIS revenue was relatively consistent with the same quarter in the prior year.

Gross profit for the third quarter of 2016 was $39.4 million, down from $45.9 million in the same quarter last year. Gross profit for the ES segment was $33.6 million in the third quarter of 2016, down from $35.6 million in the same quarter of 2015. T&D gross margin for the ES segment was 43% for the third quarter of 2016, compared to 44% for the third quarter of 2015. Gross profit for the FIS segment in the third quarter of 2016 was $5.7 million. This compares to $10.4 million in the third quarter of 2015, which included $4.9 million from the divested Allstate business, representing therefore a year-over-year improvement of over 4% in the remaining FIS business.

Selling, general and administrative ("SG&A") expense for the third quarter of 2016 was $18.4 million compared with $23.5 million in the same quarter last year, which included $3.2 million related to the divested Allstate business. Excluding the SG&A related to the Allstate divestiture, SG&A decreased primarily due to lower labor and incentive compensation costs as well as insurance recoveries in the third quarter of 2016 compared to the third quarter of 2015.

Operating income for the third quarter of 2016 was $20.9 million compared to $22.4 million in the third quarter of 2015. Allstate had operating income of $1.7 million in the third quarter of 2015. Excluding Allstate, operating income improved marginally over the third quarter of 2015.

Net interest expense for the third quarter of 2016 was $4.3 million, down from $5.1 million in the third quarter of 2015. The decrease was primarily due to lower debt levels in the third quarter of 2016 compared with the same period of 2015.

The Company's consolidated effective income tax rate for the third quarter of 2016 was 38.3%, down from 40.9% for the third quarter of 2015. This decrease primarily reflects a higher proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate. The decrease was partially offset by a higher U.S. effective tax rate in the third quarter of 2016, driven by a higher overall effective state tax rate resulting from changes in our apportionment between the various states in which we operate.

Net income for the third quarter of 2016 of $10.1 million, or $0.46 per diluted share, compared to $9.9 million, or $0.46 per diluted share, in the third quarter of 2015. Adjusted earnings per share, which excludes loss on sale of divested businesses, the divested Allstate business, foreign currency translation gains and losses and business development expenses, was $0.47 per diluted share in the third quarter of 2016 compared to $0.45 per diluted share for the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 was $31.7 million, down 6% from $33.8 million in the same period last year. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, was $31.7 million in the third quarter of 2016 compared to $31.6 million in the third quarter of 2015. Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

Year-To-Date Results

Total revenue for the first nine months of 2016 was $360.5 million compared to $424.8 million in the first nine months of 2015. Revenue for the first nine months of 2015 included $51.0 million of revenue for Allstate. Revenue for the ES segment was $252.1 million for the first nine months of 2016, down from $266.3 million in the same period of 2015. This decline consisted of a 6% decrease in T&D revenue and a 4% reduction in transportation revenue compared to the first nine months of 2015. Revenue for the FIS segment was $108.4 million for the first nine months of 2016 compared to $158.5 million in the same period of 2015. After taking into account the divested Allstate business, FIS revenue was relatively consistent over the prior year period.

Gross profit for the first nine months of 2016 was $111.5 million, down from $127.3 million in the same period last year. Gross profit for the ES segment was $94.7 million in the first nine months of 2016, down from $101.3 million in the first nine months of 2015. T&D gross margin for the ES segment was 42% for the first nine months of 2016 compared to 43% for the first nine months of 2015. Gross profit for the FIS segment in the first nine months of 2016 was $16.8 million. This compares to $25.9 million in the first nine months of 2015, which included $10.8 million from the divested Allstate business, representing therefore a year-over-year improvement of approximately 11% in gross profit in the remaining FIS business.

SG&A expense for the first nine months of 2016 was $57.7 million compared with $71.1 million in the same period last year, which included $9.9 million related to the divested Allstate business. Excluding the decline related to the Allstate divestiture, SG&A expense decreased primarily due to lower business development costs, incentive compensation and consulting and professional services in the first nine months of 2016 compared to the first nine months of 2015.

Operating income for the first nine months of 2016 was $53.8 million, up 9% from $49.5 million in the first nine months of 2015. Allstate had an operating loss of $5.5 million in the first nine months of 2015 which included a $6.4 million goodwill impairment charge.

Net interest expense for the first nine months of 2016 was $13.0 million, down from $16.1 million in the first nine months of 2015. The decrease was primarily due to lower debt levels in the first nine months of 2016 compared with the same period in 2015.

The Company's consolidated effective income tax rate for the first nine months of 2016 was 38.8%, up from 37.6% when excluding the non-deductible goodwill impairment charge for the first nine months of 2015. This increase primarily reflects a lower proportion of earnings from our Canadian operations which are taxed at a lower corporate tax rate. The increase is also partially attributable to a higher U.S. effective tax rate in the first nine months of 2016 driven by a higher overall effective state tax rate resulting from changes in our apportionment between the various states in which we operate.

Net income for the first nine months of 2016 was $26.6 million, or $1.22 per diluted share, compared to $17.9 million, or $0.82 per diluted share, in the first nine months of 2015. Adjusted earnings per share, which excludes the gain on sale of divested businesses, goodwill impairment charges, the divested Allstate business, foreign currency translation gains and losses and business development expenses, was $1.16 in the first nine months of 2016 compared to $1.21 per diluted share for the first nine months of 2015. Adjusted EBITDA for the first nine months of 2016 was $85.5 million, down 7% from $92.4 million in the same period last year. Pro Forma adjusted EBITDA, which excludes the divested Allstate business and business development expenses, was $86.0 million in the first nine months of 2016 compared to $90.0 million in the first nine months of 2015. Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

2016 Outlook

"The market environment for the first nine months has remained challenging, and we don't expect to see any improvement over the balance of the year," commented Feeler. "Despite generating single digit growth in our Base Business, project deferrals continue to push volume to future periods. Additionally, as we exit the summer construction season, it is unlikely we will see improvement in our Event Business, with customers more likely to wait until 2017 to start new projects. Our Field and Industrial services business is expected to slow in the fourth quarter as a result of lower industrial spending and the expiration of a contract that was not renewed. It is this combination of factors that has us lowering our expectations for our 2016 financial results. We now expect diluted earnings per share to range between $1.54 to $1.65 per share and Adjusted EBITDA to range from $113 to $118 million for 2016. This is down from our previously issued guidance of $1.80 to $1.95 per diluted share and Adjusted EBITDA between $126 million to $132 million."

Our 2016 outlook does not take into account business development costs, results of divested businesses or foreign currency translation gains or losses.

Feeler concluded, "While there may continue to be short-term headwinds in the industrial sector, we continue to be strategically focused on growing our base business and adding strategic, high quality assets that expand or complement our disposal network allowing us to diversify our business while lessening our dependence on a single remedial project. We have strengthened our balance sheet and paid down debt with our strong cash flows, while our Board authorized a $25 million share repurchase program in order to further enhance our value creation strategy. We remain confident in our ability to deliver value to our stockholders over the long term."

The following table reconciles our adjusted EBITDA guidance range to our projected net income.

                                               For the Year Ending December
                                                         31, 2016
                                               -----------------------------
(in thousands)                                      Low            High
                                               -------------- --------------

Net Income                                     $      34,576  $      37,488
 Income tax expense                                   21,689         23,522
 Interest expense                                     17,501         17,501
 Interest income                                        (105)          (105)
 Foreign currency (gain) loss                           (192)          (192)
 Other income                                         (2,685)        (2,685)
 Depreciation and amortization of plant and
  equipment                                           24,858         24,938
 Amortization of intangible assets                    10,521         10,521
 Stock-based compensation                              2,916          2,916
 Accretion of closure & post-closure
  obligations                                          4,102          4,102
                                               -------------- --------------
Adjusted EBITDA                                $     113,181  $     118,006
                                               ============== ==============

Dividend

On October 3, 2016, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 21, 2016. The $3.9 million dividend will be paid on October 28, 2016.

Conference Call

US Ecology, Inc. will hold an investor conference call on Friday, October 28, 2016 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 4, 2016 by calling 877-344-7529 or 412-317-0088 and by using the passcode 10094182. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

(1) Environmental Services ("ES") - This segment provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous materials at Company-owned landfill, wastewater and other treatment facilities.

(2) Field & Industrial Services ("FIS") - This segment provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities. Services include on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure cleaning, tank cleaning, decontamination, remediation, spill cleanup, emergency response and other services to commercial and industrial facilities and government entities.

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (unaudited)

                               Three Months Ended       Nine Months Ended
                                  September 30,           September 30,
                             ----------------------- -----------------------
                                2016        2015        2016        2015
                             ----------- ----------- ----------- -----------
Revenue
 Environmental Services      $   87,785  $   91,947  $  252,106  $  266,314
 Field & Industrial Services     37,039      56,467     108,387     158,483
                             ----------- ----------- ----------- -----------

  Total                         124,824     148,414     360,493     424,797

Gross Profit
 Environmental Services          33,636      35,582      94,685     101,309
 Field & Industrial Services      5,718      10,358      16,783      25,945
                             ----------- ----------- ----------- -----------

  Total                          39,354      45,940     111,468     127,254

Selling, General &
 Administrative Expenses
 Environmental Services           4,676       5,867      15,791      16,806
 Field & Industrial Services      2,657       5,907       7,732      18,342
 Corporate                       11,106      11,733      34,160      35,927
                             ----------- ----------- ----------- -----------

  Total                          18,439      23,507      57,683      71,075

Impairment Charges
 Field & Industrial Services          -           -           -       6,700

                             ----------- ----------- ----------- -----------
Operating income                 20,915      22,433      53,785      49,479

Other income (expense):
 Interest income                      8          17          90          64
 Interest expense                (4,288)     (5,081)    (13,150)    (16,208)
 Foreign currency gain
  (loss)                           (224)       (994)        192      (1,769)
 Other                              (19)        387       2,480       1,156
                             ----------- ----------- ----------- -----------
  Total other expense            (4,523)     (5,671)    (10,388)    (16,757)

Income before income taxes       16,392      16,762      43,397      32,722
Income tax expense                6,278       6,858      16,828      14,815
                             ----------- ----------- ----------- -----------
Net income                   $   10,114  $    9,904  $   26,569  $   17,907
                             =========== =========== =========== ===========

Earnings per share:
 Basic                       $     0.47  $     0.46  $     1.22  $     0.83
 Diluted                     $     0.46  $     0.46  $     1.22  $     0.82

Shares used in earnings
per share calculation:
 Basic                           21,714      21,655      21,700      21,619
 Diluted                         21,804      21,749      21,780      21,723

Dividends paid per share     $     0.18  $     0.18  $     0.54  $     0.54
                             =========== =========== =========== ===========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                    September 30, 2016   December 31, 2015
                                   -------------------- --------------------
Assets

Current Assets:
 Cash and cash equivalents         $             6,383  $             5,989
 Receivables, net                               98,290              106,380
 Prepaid expenses and other
  current assets                                13,241                8,484
 Income tax receivable                             951                2,017
                                   -------------------- --------------------
  Total current assets                         118,865              122,870

Property and equipment, net                    219,302              210,334
Restricted cash and investments                  5,810                5,748
Intangible assets, net                         234,466              239,571
Goodwill                                       193,655              191,823
Other assets                                     1,212                1,641
                                   -------------------- --------------------
Total assets                       $           773,310  $           771,987
                                   ==================== ====================

Liabilities and Stockholders'
 Equity

Current Liabilities:
 Accounts payable                  $            15,489  $            17,169
 Deferred revenue                                6,184                8,078
 Accrued liabilities                            22,040               25,634
 Accrued salaries and benefits                  11,740               11,513
 Income tax payable                                179                  117
 Current portion of closure and
  post-closure obligations                       2,211                2,787
 Revolving credit facilitiy                      2,303                    -
 Current portion of long-term debt               2,903                3,056
                                   -------------------- --------------------
  Total current liabilities                     63,049               68,354

Long-term closure and post-closure
 obligations                                    72,055               68,367
Long-term debt                                 274,869              290,684
Other long-term liabilities                      9,764                5,825
Deferred income taxes                           79,818               82,622
                                   -------------------- --------------------
  Total liabilities                            499,555              515,852

Contingencies and commitments

Stockholders' Equity
 Common stock                                      218                  217
 Additional paid-in capital                    171,961              169,873
 Retained earnings                             118,115              103,300
 Treasury stock                                    (52)                (189)
 Accumulated other comprehensive
  loss                                         (16,487)             (17,066)
                                   -------------------- --------------------
  Total stockholders' equity                   273,755              256,135
                                   -------------------- --------------------
Total liabilities and
 stockholders' equity              $           773,310  $           771,987
                                   ==================== ====================

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                 For the Nine Months Ended
                                                       September 30,
                                               -----------------------------
                                                    2016           2015
                                               -------------- --------------
Cash Flows From Operating Activities:
  Net income                                   $      26,569  $      17,907
  Adjustments to reconcile net income to net
   cash provided by
    operating activities:
    Impairment charges                                     -          6,700
    Depreciation and amortization of property
     and equipment                                    18,561         21,726
    Amortization of intangible assets                  7,907          9,558
    Accretion of closure and post-closure
     obligations                                       3,081          3,208
    Gain on disposition of business                   (2,035)             -
    Unrealized foreign currency (gain) loss             (381)         2,740
    Deferred income taxes                             (2,832)        (4,015)
    Share-based compensation expense                   2,182          1,736
    Net (gain) loss on disposal of property
     and equipment                                      (228)           935
    Amortization of debt issuance costs                1,583          1,501
    Amortization of debt discount                        111            111
    Changes in assets and liabilities:
      Receivables                                      8,713          7,221
      Income tax receivable                            1,102          6,560
      Other assets                                       395            284
      Accounts payable and accrued liabilities        (6,560)        (5,256)
      Deferred revenue                                (1,942)        (5,371)
      Accrued salaries and benefits                      126         (1,877)
      Income tax payable                                  63         (2,317)
      Closure and post-closure obligations               (32)        (4,386)
                                               -------------- --------------
        Net cash provided by operating
         activities                                   56,383         56,965

Cash Flows From Investing Activities:
    Purchases of property and equipment              (22,550)       (25,693)
    Deposit on Vernon acquistion                      (5,049)             -
    Business acquistion (net of cash acquired)        (4,934)             -
    Purchases of restricted cash and
     investments                                      (1,040)          (848)
    Proceeds from divestitures (net of cash
     divested)                                         2,723              -
    Proceeds from sale of restricted cash and
     investments                                         978            804
    Proceeds from sale of property and
     equipment                                           524            404
                                               -------------- --------------
      Net cash used in investing activities          (29,348)       (25,333)

Cash Flows From Financing Activities:
    Payments on long-term debt and capital
     lease obligations                               (17,326)       (34,848)
    Dividends paid                                   (11,754)       (11,700)
    Payments on revolving line of credit             (30,546)        (9,379)
    Proceeds from revolving line of credit            32,849          9,379
    Proceeds from exercise of stock options              229          1,664
    Other                                               (188)             7
                                               -------------- --------------
      Net cash used in financing activities          (26,736)       (44,877)

Effect of foreign exchange rate changes on
 cash                                                     95           (376)

Increase (decrease) in cash and cash
 equivalents                                             394        (13,621)

Cash and cash equivalents at beginning of
 period                                                5,989         22,971
                                               -------------- --------------

Cash and cash equivalents at end of period     $       6,383  $       9,350
                                               ============== ==============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.
--  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) less the adjusted EBITDA related to the divested Allstate business, plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2016 guidance which includes neither the divested Allstate business nor business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015:

                               Three Months Ended       Nine Months Ended
(in thousands)                    September 30,           September 30,
                             ----------------------- -----------------------
                                2016        2015        2016        2015
                             ----------- ----------- ----------- -----------

Net Income                   $   10,114  $    9,904  $   26,569  $   17,907
 Income tax expense               6,278       6,858      16,828      14,815
 Interest expense                 4,288       5,081      13,150      16,208
 Interest income                     (8)        (17)        (90)        (64)
 Foreign currency (gain)
  loss                              224         994        (192)      1,769
 Other (income) expense              19        (387)     (2,480)     (1,156)
 Depreciation and
  amortization of plant and
  equipment                       6,454       6,591      18,561      21,726
 Amortization of intangible
  assets                          2,651       2,952       7,907       9,558
 Stock-based compensation           605         646       2,182       1,736
 Accretion and non-cash
  adjustments of closure &
  post-closure obligations        1,031       1,132       3,081       3,208
 Impairment charges                   -           -           -       6,700
                             ----------- ----------- ----------- -----------
Adjusted EBITDA                  31,656      33,754      85,516      92,407
                             ----------- ----------- ----------- -----------

 EBITDA related to divested
  Allstate business                   -      (2,313)          -      (4,553)
 Business development
  expenses                           63         150         499       2,124
                             ----------- ----------- ----------- -----------
Pro Forma adjusted EBITDA    $   31,719  $   31,591  $   86,015  $   89,978
                             =========== =========== =========== ===========

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the gain on sale of divested businesses, non-cash foreign currency translation gains or losses, the after-tax impact of business development costs, and the after-tax impact of the divested Allstate business, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company's decision to explore strategic alternatives for our industrial services business. The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding these non-cash foreign currency movements for intercompany financial instruments and business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2016 and 2015:

(in thousands, except per share
 data)                                   Three Months Ended September 30,
                                     ---------------------------------------
                                                      2016
                                     ---------------------------------------
                                      Income
                                      before
                                      income    Income      Net       per
                                       taxes      tax     income     share
As Reported                          $ 16,392  $ (6,278) $ 10,114  $   0.46

Adjustments:
  Plus: Loss on sale of divested
   businesses                             173       (66)      107         -
  Non-cash foreign currency
   translation (gain) loss                276      (106)      170      0.01
  Plus: Business development costs         63       (24)       39         -
  Less: Divested Allstate business
   operating income                         -         -         -         -
                                     ---------------------------------------

As Adjusted                          $ 16,904  $ (6,474) $ 10,430  $   0.47
                                     =======================================

Shares used in earnings per diluted
 share calculation                                         21,804
                                                         ==========

(in thousands, except per share
 data)                                    Nine Months Ended September 30,
                                     ---------------------------------------
                                                       2016
                                     ---------------------------------------
                                       Income
                                       before
                                       income    Income     Net       per
                                       taxes      tax      income    share
As Reported                          $ 43,397  $(16,828) $ 26,569  $   1.22

Adjustments:
  Less: Gain on sale of divested
   businesses                          (2,034)      789    (1,245)    (0.06)
  Non-cash foreign currency
   translation (gain) loss               (323)      125      (198)    (0.01)
  Plus: Business development costs        499      (193)      306      0.01
  Plus: Impairment charges (1)              -         -         -         -
  Less: Divested Allstate business
   operating income                         -         -         -         -
                                     ---------------------------------------

As Adjusted                          $ 41,539  $(16,107) $ 25,432  $   1.16
                                     =======================================

Shares used in earnings per diluted
 share calculation                                         21,780
                                                         ==========

(in thousands, except per share
 data)                                  Three Months Ended September 30,
                                    ----------------------------------------
                                                      2015
                                     ---------------------------------------
                                      Income
                                      before
                                      income    Income      Net       per
                                       taxes      tax     income     share
As Reported                          $ 16,762  $ (6,858) $  9,904  $   0.46

Adjustments:
  Plus: Loss on sale of divested
   businesses                               -         -         -         -
  Non-cash foreign currency
   translation (gain) loss              1,170      (448)      722      0.04
  Plus: Business development costs        150       (57)       93         -
  Less: Divested Allstate business
   operating income                    (1,710)      650    (1,060)    (0.05)
                                     ---------------------------------------

As Adjusted                          $ 16,372  $ (6,713) $  9,659  $   0.45
                                     =======================================

Shares used in earnings per diluted
 share calculation                                         21,749
                                                         ==========

(in thousands, except per share
 data)                                  Nine Months Ended September 30,
                                    ----------------------------------------
                                                       2015
                                     ---------------------------------------
                                       Income
                                       before
                                       income    Income     Net       per
                                       taxes      tax      income    share
As Reported                          $ 32,722  $(14,815) $ 17,907  $   0.82

Adjustments:
  Less: Gain on sale of divested
   businesses                               -         -         -         -
  Non-cash foreign currency
   translation (gain) loss              1,866      (715)    1,151      0.05
  Plus: Business development costs      2,124      (813)    1,311      0.06
  Plus: Impairment charges (1)          6,700         -     6,700      0.31
  Less: Divested Allstate business
   operating income                      (953)      362      (591)    (0.03)
                                     ---------------------------------------

As Adjusted                          $ 42,459  $(15,981) $ 26,478  $   1.21
                                     =======================================

Shares used in earnings per diluted
 share calculation                                         21,723
                                                         ==========

(1) Impairment charges were not deductible for income tax purposes

Contact:
Alison Ziegler
Darrow Associates
(201)220-2678
aziegler@darrowir.com
www.usecology.com